UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Aspen Aerogels, Inc.

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Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, Massachusetts 01532

SUPPLEMENT DATED MAY 13, 2024

TO PROXY STATEMENT DATED APRIL 10, 2024

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2024

On April 10, 2024, Aspen Aerogels, Inc. (“Aspen” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders scheduled for May 30, 2024 (the “Annual Meeting”), and on May 6, 2024, the Company filed a supplement to the Proxy Statement solely to correct an inadvertent error in the number of shares of common stock outstanding as of the close of business on April 3, 2024, the record date for the Annual Meeting. The Company is filing this additional supplement to its Proxy Statement to provide additional information for consideration by stockholders in voting on the proposals set out in the Proxy Statement.

Dear Aspen Aerogels, Inc. Stockholders:

We are writing to encourage you to vote in accordance with the recommendations of our Board of Directors (the “Board”) on all of the proposals in the Proxy Statement. In particular, for the reasons described below and as set out in the Compensation Discussion and Analysis (“CD&A”) beginning on page 28 of the Proxy Statement, we encourage you to vote “FOR” Proposal 3, the advisory vote on approval of executive compensation as disclosed in the Proxy Statement (the “Say-on-Pay Proposal”).

You may have seen recommendations from the proxy advisory firms Institutional Shareholder Services and Glass Lewis that stockholders vote “AGAINST” the Say-on-Pay Proposal. We strongly disagree with those recommendations and believe that a vote “FOR” the Say-on-Pay Proposal is warranted, for the reasons described below.

The Company’s 2023 Financial and Operational Performance was Strong (and Strong Performance has Continued in the First Quarter of 2024)

Aspen is an aerogel technology company that designs, develops and manufactures innovative, high-performance aerogel materials used primarily in the energy industrial, sustainable insulation materials and electric vehicle (“EV”) markets. Among other opportunities, we believe that Aspen has a tremendous opportunity for continued growth as producer of the leading material for managing thermal issues in EVs. Capturing that opportunity will require Aspen to attract, retain and incentivize the high-performing leaders who can drive the development and successful execution of the Company’s strategies in a dynamic market environment. We also firmly believe that the evidence shows that Aspen’s executive compensation program has been effectively structured to provide our executives with the right incentives to help the Company to deliver on our stated goals. In this regard, in fiscal 2023, Aspen achieved its previously announced goal of effectively doubling its revenues in two years (with $238.7 million in consolidated revenue for 2023, as compared to $121.6 million for 2021). Aspen has also delivered progress on its guidance to investors targeting increased gross margins and Adjusted EBITDA margins on a path toward profitability, as shown in the Company’s performance results from the 2023 fiscal year and the first quarter of fiscal 2024.

During the 2023 fiscal year, Aspen focused on driving top line growth from both our Thermal Barrier and Energy Industrial business segments, improving productivity and yields, maintaining careful control of operating expenses, optimizing the timing of capital expenditures, and accelerating on the path to near-term profitability. The Company’s performance results during 2023 included the following:

•	Grew record consolidated revenue 32% year-over-year to $238.7 million.

•	Generated record PyroThin® thermal barrier revenue of $110.1 million, up 98% year-over-year.

•	Delivered Energy Industrial revenues of $128.6 million, despite being capacity constrained, and initiated deliveries from our external manufacturing facility.

•	Recorded 2023 gross margins of 24%, with a quarterly progression from 11% in Q1 to 17% in Q2, 23% in Q3, and 35% in Q4.

•	Delivered record company profitability in Q4 2023, where $84.2 million in quarterly revenue enabled gross margins of 35% and operating income of $1.4 million.

•	Secured PyroThin award with Audi, a luxury brand of the Volkswagen Group, to supply a vehicle platform with start of vehicle production expected in 2025.

•	Awarded PyroThin contract from Scania, a commercial vehicle division of the Volkswagen Group, for a commercial truck nameplate with start of production expected in 2024.

•	Announced PyroThin award from The Automotive Cells Company (“ACC”), a battery cell joint-venture between Stellantis N.V., Saft-TotalEnergies, and Mercedes-Benz, to supply the Stellantis STLA Medium vehicle platform with an expected start of production in 2025.

•	Announced the right-timing of our second aerogel manufacturing facility in Statesboro, Georgia to better align with the expected ramp of our EV customers.

•	Completed $75 million registered direct offering of common stock at $12.375 per share in December 2023.

•	Ended the year with cash and equivalents of $139.7 million and believe that we are fully funded to deliver on our near-term operating plans.

•	Invited into the formal due diligence and term sheet negotiation phase by the U.S. Department of Energy (“DOE”) Loan Programs Office (“LPO”) for the Company’s pending application seeking a loan pursuant to the DOE LPO’s Advanced Technology Vehicles Manufacturing (“ATVM”) for re-accelerating construction of our planned second aerogel manufacturing plant in Statesboro, Georgia.[1]

•	For the second consecutive year, Aspen was awarded a Silver Medal rating from EcoVadis for its overall sustainability scorecard, placing Aspen in the 85th percentile of companies assessed by EcoVadis.

Further, the Company’s strong performance has continued during the first quarter of fiscal 2024, and we believe that the incentives created by our executive compensation program have contributed to our continued success. On May 1, 2024, the Company announced its financial results for the first quarter of fiscal 2024 and discussed business developments, highlights of which included the following:

•	Company revenue of $94.5 million, up 12% quarter-over-quarter (QoQ) and 107% year-over-year (YoY).

•	Thermal Barriers: $65.4 million of revenue, up 23% QoQ and 459% YoY.

•	Energy Industrial: $29.1 million of supply constrained revenue, down 7% QoQ and down 14% YoY.

•	Energy Industrial segment on path to deliver over $150 million of revenue in 2024, shipped $14.6 million of revenue from our external manufacturing facility in Q1.

 1 The DOE’s continued evaluation of the application is not an assurance that the terms and conditions of a term sheet will be consistent with terms proposed by the applicant. The foregoing matters are wholly dependent on the results of DOE review and evaluation, and the DOE’s determination whether to proceed.

•	Delivered gross margins of 37%, a 2-percentage point improvement QoQ and 26-percentage point improvement YoY.

•	Net loss was $1.8 million, compared to a net loss of $16.8 million in the first quarter of 2023. Net loss per share was $0.02, compared to a net loss per share of $0.24 in the first quarter of 2023.

•	Adjusted EBITDA[2] of $12.9 million, a $3.8 million improvement or 42% QoQ and $26.9 million improvement YoY.

•	Operating income of $2.4 million, a $1.1 million improvement or 76% QoQ and $21.3 million improvement YoY.

•	Ended first quarter of 2024 with cash and equivalents of $101.5 million.

•	Received coveted Automotive News PACE Award for PyroThin cell-to-cell (“C2C”) barrier platform; Automotive News’ PACE program is recognized globally as the most prestigious innovation award for automotive suppliers.

•	Also presented with a PACE Innovation Partnership Award, recognizing Aspen’s collaboration with General Motors centered on our PyroThin C2C barriers as the thermal runaway solution for GM’s Ultium battery platform.

Our 2023 Corporate Bonus Plan Delivered Rewards to our Named Executive Officers Consistent with our Strong 2023 Performance

The fundamental objective of the Company’s executive compensation program, as designed by the Compensation and Leadership Development Committee (the “Compensation Committee”) and the Board in consultation with the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), is to attract, retain and motivate talented executives who are critical to our continued growth and success of building a profitable business, and to align the interests of these executives with those of our stockholders. Consistent with that objective, a significant portion of the target total direct compensation of our named executive officers for the 2023 fiscal year (76% for the CEO and an average of 63% for the other named executive officers) was structured as at-risk compensation.

Our Corporate Bonus Plan is one key component of at-risk compensation for our named executive officers, providing an annual cash incentive opportunity based on the achievement of applicable performance objectives. Under the 2023 Corporate Bonus Plan, the Compensation Committee and the Board established rigorous financial performance goals based on the achievement of specified levels of Adjusted EBITDA (to which 75% of the target bonus opportunity was allocated) and revenue (to which 25% of the target bonus opportunity was allocated), with the maximum potential award based on the achievement of the financial performance goals limited to 225% of target. Consistent with the Company’s stage in its lifecycle and our objective of driving progress on a path toward profitability, the Adjusted EBITDA goal was established at a target level (in thousands) of $(53,578). As described in the Proxy Statement, actual Adjusted EBITDA performance greatly exceeded that goal at $(17,046), and, based on the combination of outperformance on the Adjusted EBITDA performance goal and revenue achievement near target, the maximum bonus amounts were earned for fiscal 2023.

The 2023 Corporate Bonus Plan also included a Management by Objective (or “MBO”) component based on the achievement of strategic performance goals, which served as a potential modifier of up to 10% (positive or negative) to the amount earned based on the achievement of financial performance goals. As originally established by the Compensation Committee, the MBO goals, consistent with Company strategy at the time, included a goal based on securing financing necessary to complete the Company’s planned second aerogel manufacturing facility in Statesboro, Georgia (“Plant II”). When the Company subsequently announced a major strategic pivot to right-timing the construction of Plant II, however, the Compensation Committee adjusted this MBO performance goal in order to focus our executives on constraining spending on Plant II while preserving both the value of existing spending and the ability to re-start Plant II construction to meet projected future demand. In approving this adjustment, the Compensation Committee maintained alignment between our executives’ Corporate Bonus Plan opportunities and the Company’s key strategic objectives.

 2 Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of net loss to Adjusted EBITDA, please see Appendix A, attached.

Based on the Company’s strong performance during fiscal 2023, especially its outperformance on the most heavily weighted goal of Adjusted EBITDA, our named executive officers earned annual cash incentive payouts at the maximum level under the 2023 Corporate Bonus Plan. We believe that our 2023 performance results and the corresponding payouts under the 2023 Corporate Bonus Plan demonstrate that our executive compensation program is working as intended for the benefit of the Company and its stockholders. We further note that the Compensation Committee and the Board regularly evaluate the Company’s executive compensation program, and changes are made from time to time that are determined to be appropriate. In that regard, we note here for the consideration of our stockholders that, in a change from the design of the 2023 Corporate Bonus Plan, the Company’s 2024 Corporate Bonus Plan includes maximum payout levels that are calculated independently for each applicable financial performance goal.

Special Stock Option Grants Awarded in September 2023 Promote the Retention of Key Employees, Incentivize Long-Term Stockholder Value Creation, and Strengthen Alignment with Stockholder Interests

As described in the Proxy Statement, on September 7, 2023, the Compensation Committee and the Board approved special retention incentive grants of stock options to certain of our named executive officers and other employees. These stock option awards were carefully designed by the Compensation Committee and the Board, after considering the advice of Meridian, to provide important retention incentives for key employees, to incentivize those individuals to drive long-term value creation for stockholders, and to strengthen their alignment with the interests of stockholders. The need for and size of the special stock option awards was specifically informed by analysis from Meridian regarding the retention value of outstanding unvested equity awards held by Aspen executives relative to typical market standards. After considering that analysis, the Compensation Committee and the Board determined that the special stock option awards were critical to address retention and incentive challenges for key members of the Company’s leadership team.

Further, to emphasize the long-term incentive value of the awards, the special stock option awards were granted with a three-year cliff vesting schedule, so that the options will not become exercisable at all until September 7, 2026 and will have value at and after that time based upon growth in our stock price after the date of grant of the options. This special vesting schedule differs from the three-year graded vesting schedule applicable to stock options granted under the Company’s regular annual long-term incentive program, in recognition of the importance of retaining and appropriately incentivizing key executive leadership over the next three years, as we continue to execute our multi-year strategy to build a profitable company and create value for our investors and other stakeholders. We believe that the special stock option grants will serve as a significant incentive to focus the grantees on driving the growth that will be critical to achieving our long-term strategies.

We are Committed to the Responsible Use of Equity Compensation Awards

As described in the CD&A section of the Proxy Statement, in March 2024, the Compensation Committee approved the cancellation of the outstanding, unearned portion of certain performance-based restricted stock awards that had been granted as special equity incentive grants (“SEIG Awards”) to the named executive officers and certain other key employees on June 29, 2021 (to Mr. Young) and on June 2, 2022 (to the other applicable employees, including the other named executive officers). By cancelling the unearned portion of the SEIG Awards, which the Compensation Committee determined to have ceased to have incentive value for the grantees based on market conditions, we were able to add the shares subject to the cancelled SEIG Awards to the share reserve under the Company’s 2023 Equity Incentive Plan, in a responsible exercise of stewardship of stockholder value.

The Company Greatly Values Feedback from Stockholders, and will Continue to Take Stockholder Feedback into Account in its Ongoing Evaluation of our Executive Compensation Program

The Company places a high value on feedback received from stockholders on a variety of issues, including (but not limited to) executive compensation matters. Through our stockholder engagement efforts, we have identified areas of concern to our stockholders and have taken action to address those concerns, such as by expanding the disclosure provided in our proxy statement regarding our Corporate Bonus Plan.

Further, the Company is engaged in an ongoing review of its executive compensation program, which will include, among other considerations, the evaluation of our short-term and long-term incentive compensation programs for potential improvements. In that regard, we look forward to continued engagement with our stockholders, and we will take the feedback we receive into account as we continue to evaluate our executive compensation program.

On behalf of the Board, we strongly encourage you to vote in accordance with the Board’s recommendations on all of the proposals in the Proxy Statement, including a vote “FOR” the Say-on-Pay Proposal.

Sincerely,

/s/ William P. Noglows	/s/ Mark L. Noetzel
William P. Noglows	Mark L. Noetzel
Chairperson of the Board of Directors	Chairperson of the Compensation and Leadership Development Committee of the Board of Directors

Appendix A

Non-GAAP Financial Measures

We use Adjusted EBITDA, a non-GAAP financial measure, as a means to assess our operating performance. We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, from time to time, which we do not believe are indicative of our core operating performance. Adjusted EBITDA is a supplemental measure of our performance that is not presented in accordance with U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. In addition, our definition and presentation of Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

We use Adjusted EBITDA:

•	as a measure of operating performance because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business; and

•	as a performance measure used under our bonus plan.

We also believe that the presentation of Adjusted EBITDA provides useful information to investors with respect to our results of operations and in assessing the performance and value of our business. Various measures of EBITDA are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired.

Although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, we understand that Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or an analysis of our results of operations as reported under U.S. GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our historical cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect stock-based compensation expense;

•	Adjusted EBITDA does not reflect our income tax expense or cash requirements to pay our income taxes;

•	Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation, amortization and impairment charges are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, our Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to reinvest in the growth of our business or as a measure of cash available for us to meet our obligations.

The following table presents a reconciliation of net loss, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the year ended December 31, 2023:

Year Ended December 31,
2023
($ in thousands)
Net loss	$(45,811)
Depreciation and amortization	15,318
Stock-based compensation (1)	10,954
Gain on the extinguishment of debt	—
Other (income) expense	(3,392)
Adjusted EBITDA	$(22,931)

(1)	Represents non-cash stock-based compensation related to vesting and modifications of stock option grants, vesting of restricted stock units and vesting and modification of restricted common stock.

The following table presents a reconciliation of net loss, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended
	March 31,
	2024	2023
	(In thousands)
Net loss	$(1,835)	$(16,796)
Depreciation and amortization	5,786	2,704
Stock-based compensation(1)	4,706	2,267
Other expense (income)	3,515	(2,112)
Income tax expense	756	—
Adjusted EBITDA	$12,928	$(13,937)

(1)	Represents non-cash stock-based compensation related to vesting and modifications of stock option grants, vesting of restricted stock units and vesting of restricted common stock.